Exhibit 99.1

Mereo BioPharma Reports Third Quarter 2026 Financial Results

Ongoing regulatory interactions in collaboration with Ultragenyx on potential path forward for setrusumab in osteogenesis imperfecta (OI)

Ongoing FDA interactions in collaboration with Sentynl Therapeutics to refine Phase 3 trial design for alvelestat in alpha-1 antitrypsin deficiency-associated lung disease (AATD-LD)

Cash and cash equivalents of $26.1 million at September 30, 2026, expected to fund operations into late-2027

London, November 9, 2026 – Mereo BioPharma Group plc (NASDAQ: MREO) (“Mereo” or the “Company”), a clinical-stage biopharmaceutical company focused on rare diseases, today announced financial results for the third quarter ended September 30, 2026, and provided an update on its late-stage programs.

“During the third quarter, we have made meaningful progress on our two core programs, setrusumab and alvelestat. These developments have the potential to set the stage for a transformational 2027 for Mereo, our shareholders and the patients we aim to serve,” said Denise Scots-Knight, Chief Executive Officer of Mereo BioPharma. In collaboration with our partner Ultragenyx, we are continuing to work closely with the regulators, to determine the necessary data to support a regulatory submission for setrusumab in OI and if there is a potential path forward. We believe that the data from post-hoc fracture analyses presented at the recent American Society for Bone and Mineral Research (ASBMR) Annual Meeting further support setrusumab’s potential to provide meaningful benefit, particularly in pediatric, higher fracturing patients. We are also advancing our regulatory interactions on alvelestat for AATD-LD alongside Sentynl Therapeutics to streamline the Phase 3 design and are working to be in a position to initiate the Phase 3 study in early 2027. We continue to expect that our current cash position, which totaled $26.1 million as of September 30, will provide runway into late-2027, exclusive of the potential $40 million in upfront and R&D payments associated with the exercise of the alvelestat option by Sentynl and any other milestone payments which would further extend the runway.”

Recent Developments and Anticipated Milestones

Setrusumab (UX143) for osteogenesis imperfecta (OI)

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Following the results of the Orbit and Cosmic Phase 3 studies of setrusumab in OI, reported in December 2025, Mereo and its partner, Ultragenyx Pharmaceutical, Inc. (Ultragenyx), have engaged with regulatory agencies to determine a potential path forward for setrusumab in pediatric OI patients. These interactions have focused on understanding the necessary data to support a regulatory filing and if there is a potential path forward.
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Data from pre- and post-hoc analyses from both the Orbit and Cosmic studies were presented at the 2026 ASBMR Annual Meeting held in October. These data included baseline characteristics, as well as annual fracture rate (AFR) analyses in certain patient subgroups. These pre- and post-hoc analyses on total fractures in patients enrolled with at least 3 fractures in the prior 2 years showed a meaningful benefit on fractures, bone mineral density and other endpoints in the two Phase 3 studies.

Alvelestat (MPH-966) for alpha-1 antitrypsin deficiency-associated lung disease (AATD-LD)

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In August, Mereo announced an option and license agreement with Sentynl Therapeutics, Inc. (Sentynl), a wholly owned subsidiary of Zydus Lifesciences Limited, which granted Sentynl the right to acquire a license for the U.S. commercial and global manufacturing rights to alvelestat for AATD-LD.
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Should Sentynl exercise its option during the short option period, Mereo would receive $40 million in upfront and R&D payments which would provide funding for the Phase 3 study. Mereo would also be eligible to receive up to $435 million in regulatory and commercial milestones, as well as double-digit tiered royalties on U.S. net sales of alvelestat. Mereo will lead the global Phase 3 study and all regulatory interactions until study completion.
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Since signing the option and license agreement, the companies have been collaborating to streamline the design of the planned Phase 3 study. In parallel, Mereo has been working to be in a position to initiate the Phase 3 study in early 2027.
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Based on ongoing FDA interactions, Mereo expects to provide an update before the end of the year.

Vantictumab (OMP18R5) for autosomal dominant osteopetrosis type 2 (ADO2)

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āshibio, Inc. (āshibio), Mereo’s development and commercial partner for vantictumab, reported clinical biomarker data from a legacy study of vantictumab in patients with cancer at the 2026 ASBMR Annual Meeting.
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These data showed that low doses of vantictumab (0.5-5mg/kg) administered once weekly or once every two or three weeks, increased osteoclast activity without inhibiting osteoblast activity at these low doses.
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Results were consistent with the findings from an ADO2 mouse study presented by āshibio at the 2025 ASBMR Annual Meeting showing that low doses of vantictumab increased osteoclast activity and rescued the osteopetrotic bone phenotype in this animal model.
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āshibio is continuing to advance vantictumab toward clinical trials in patients with ADO2 and intends to initiate trials in the first half of 2028.

Third Quarter 2026 Financial Results

Total research and development (“R&D”) expenses decreased by $2.2 million, from $4.3 million in the third quarter of 2025 to $2.1 million in the third quarter of 2026. The decrease was primarily due to reductions of $1.6 million in R&D expenses for setrusumab and $0.4 million for alvelestat. The decrease in program expenses for setrusumab was primarily driven by reductions of, and delays to, investment in manufacturing and ongoing activities, including medical affairs activities in Europe during the third quarter of 2026. The decrease in program expenses for alvelestat was primarily due to the completion of activities undertaken in 2025 in preparation for a potential Phase 3 study.

General and administrative (“G&A”) expenses decreased by $1.1 million, from $6.0 million in the third quarter of 2025 to $4.9 million in the third quarter of 2026. The decrease was primarily due to reductions in investment in pre-commercial activities to lay the foundation for the potential commercial launch of setrusumab in Europe, and other realized net cost savings.

Net loss for the third quarter of 2026 was $5.9 million, compared to $7.0 million for the third quarter of 2025, primarily reflecting reductions in R&D and G&A expenses, partially offset by a lower net foreign currency translation gain.

As of September 30, 2026, the Company had cash and cash equivalents of $26.1 million, compared to $41.0 million as of December 31, 2025. The Company expects, based on current operational plans, that its existing cash and cash equivalents balance will enable it to fund its currently committed clinical trials, operating expenses, and capital expenditure requirements into late 2027. This guidance does not include any future potential payments associated with business development activity around any of the Company’s programs.

Total ordinary shares issued as of September 30, 2026 were 798,454,864. Total ADS equivalents as of September 30, 2026 were 159,690,972, with each ADS representing five ordinary shares of the Company.

About Mereo BioPharma

Mereo BioPharma is a biopharmaceutical company focused on the development of innovative therapeutics for rare diseases. The Company has three rare disease product candidates: setrusumab for the treatment of osteogenesis imperfecta (OI); alvelestat for the treatment of alpha-1 antitrypsin deficiency-associated lung disease (AATD-LD); and vantictumab for the treatment of autosomal dominant osteopetrosis type 2 (ADO2). The Company seeks to combine partnerships that provide validation for its programs and non-dilutive capital to fund late-stage clinical development, with the upside of retaining commercial rights in key strategic territories, including Europe. The Company and its partner for setrusumab, Ultragenyx Pharmaceutical Inc., have reported top-line results from two Phase 3 studies for setrusumab in OI in patients aged 2 to 25 years old. Ultragenyx is funding and leading global development and Mereo has retained EU and UK commercial rights. Mereo has entered into an exclusive option and license agreement with Sentynl Therapeutics Inc. for the U.S. rights to commercialize alvelestat for AATD-LD, while retaining rest of the world rights and will lead the global development. The agreement also grants Sentynl global rights to manufacture alvelestat for AATD-LD. Mereo has partnered with āshibio, Inc., for vantictumab in autosomal dominant osteopetrosis type 2 (ADO2). āshibio, Inc. is funding and leading the global development program and Mereo has retained EU and UK commercial rights. Mereo has also entered into exclusive global license agreements with ReproNovo SA, for the development and commercialization of leflutrozole for the treatment of infertility in men, and with Feng Biosciences for the development and commercialization of navicixizumab for late-stage ovarian cancer.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact contained herein are forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements reflect our current expectations, beliefs and assumptions concerning future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks and uncertainties include, among other things, the uncertainties inherent in the clinical development process; the Company’s reliance on third parties to conduct and provide funding for its clinical trials; the sufficiency of existing cash to fund operations and/or the inability to raise additional funding on favorable terms or at all; the uncertainty inherent in regulatory review processes, including varying interpretations and analyses of data from clinical trials; the Company’s dependence on enrollment of patients in its clinical trials; potentially smaller than anticipated market opportunities for the Company's product candidates; the Company’s dependence on its key executives; and the Company’s ability to maintain compliance with Nasdaq continued listing requirements.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business, including those described in the “Risk Factors” section of its Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook,” “will,” “continue” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the Company’s current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. The Company wishes to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Mereo BioPharma Contacts:
Mereo	+44 (0)333 023 7300
Denise Scots-Knight, Chief Executive Officer
Christine Fox, Chief Financial Officer

Burns McClellan (Investor Relations Adviser to Mereo)	+01 646 930 4406
Lee Roth
Investors	investors@mereobiopharma.com

MEREO BIOPHARMA GROUP PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$26,097	$40,992
Prepaid expenses and other current assets	2,269	2,531
Research and development incentives receivables	306	1,497
Total current assets	28,672	45,020
Property and equipment, net	24	137
Operating lease right-of-use assets, net	758	244
Intangible assets, net	129	516
Total assets	$29,583	$45,917

Liabilities
Current liabilities:
Accounts payable	$1,004	$1,333
Accrued expenses	3,017	2,026
Operating lease liabilities – current	577	202
Warrant liabilities – current	8	—
Other current liabilities	888	741
Total current liabilities	5,494	4,302
Warrant liabilities – non-current	8	38
Other non-current liabilities	370	661
Total liabilities	$5,872	$5,001

Shareholders’ Equity
Ordinary shares, par value £0.003 per share; 798,454,864 shares issued at September 30, 2026 (December 31, 2025: 795,658,504)	$3,146	$3,135
Additional paid-in capital	553,243	549,622
Accumulated deficit	(520,406)	(501,018)
Accumulated other comprehensive loss	(12,272)	(10,823)
Total shareholders’ equity	$23,711	$40,916
Total liabilities and shareholders’ equity	$29,583	$45,917

MEREO BIOPHARMA GROUP PLC

CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$800	$—	$800	$500
Operating expenses
Cost of revenue	—	—	—	(133)
Research and development	(2,090)	(4,270)	(8,645)	(13,573)
General and administrative	(4,928)	(6,045)	(14,169)	(18,811)
Other income	—	300	—	300
Loss from operations	(6,218)	(10,015)	(22,014)	(31,717)
Other income/(expenses)
Interest income	241	504	846	1,752
Interest expense	(10)	(28)	(47)	(232)
Changes in the fair value of warrants	(2)	196	21	511
Foreign currency transaction gain/(loss), net	29	1,873	1,296	(6,218)
Benefit from research and development tax credit	97	446	311	1,377
Net loss before income tax	(5,863)	(7,024)	(19,587)	(34,527)
Income tax benefit	—	—	—	—
Net loss	$(5,863)	$(7,024)	$(19,587)	$(34,527)

Loss per share – basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.04)
Weighted average shares outstanding – basic and diluted	804,533,827	799,947,013	803,310,695	796,018,903

Net loss	$(5,863)	$(7,024)	$(19,587)	$(34,527)
Other comprehensive income/(loss) – Foreign currency translation adjustments, net of tax	13	(2,267)	(1,449)	7,939
Total comprehensive loss	$(5,850)	$(9,291)	$(21,036)	$(26,588)